               News Release

Ashland resumes manufacturing operations in Texas City and Marl, Germany
Texas plant back to full production after Hurricane Harvey, while German facility resumes normal operations following fire last month

COVINGTON, Kentucky, September 18, 2017 – Ashland (NYSE: ASH) today announced that its manufacturing facilities in Texas City, Texas, and Marl, Germany, have resumed normal operations after shutting down last month due to Hurricane Harvey in south Texas and a previously announced fire at the German plant.

The Texas City plant – which produces PVP linear and crosslinked homopolymers, PVP/VA copolymers and NMP – returned to full production late last week after being down nearly three weeks due to the impact from the hurricane. Local staff and a supplemental team of experts from across Ashland followed a comprehensive recovery plan to ensure all equipment was safe and in proper working condition prior to restart. Rail service to the plant is back online, and shipping operations have returned to normal at the warehouse near the Texas City facility.

Ashland also has seen marked improvements in the broader shipping, trucking and rail networks, although some congestion remains and bulk truck capacity is tight in Texas as plants in the area restart and work through pent-up demand. The Port of Houston has re-opened, although some delays are expected, and domestic shipping is improving, particularly for packaged goods.

“This was an incredible team effort to help the Texas City plant return to safe and responsible operations following such a tragic event,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “It’s a testament to the tremendous pride and commitment of everyone involved, particularly our 180 colleagues in Texas City, many of whom are facing personal hardship and property losses following the unprecedented flooding. At the same time, teams from across our organization – including operations, supply chain, information technology, environmental, health and safety, and human resources – have provided critical support and expertise.”

Based on current information, Ashland does not expect the event to have any material impact to adjusted results in the September quarter.

Marl facility returns to normal
The Marl plant – which produces 1.4 butanediol (BDO), tetrahydrofuran (THF) and formaldehyde – also has restarted production ahead of schedule. The company declared a force majeure in Europe on August 11 as a result of a fire that led to the shutdown of the plant. Supply of those products in Europe remains somewhat restricted in the short term as the company works to rebuild inventory and return to normal operations. Ashland has been working closely with affected customers to minimize the impact to their respective businesses during the shutdown and while the force majeure is in effect.

As a result of the faster-than-anticipated return to production, Ashland has reduced its expectation of the financial impact of the fire and subsequent plant shutdown by approximately $5 million, to an expected impact of $10-$15 million. As previously stated, given the unusual nature of the loss, Ashland plans to include the majority of the financial statement impact from the fire under “key items” when it releases earnings for the September quarter, therefore having no impact to adjusted results. However, the lost profitability associated with any lost sales will impact adjusted results for the Intermediates & Solvents (I&S) reportable segment. Ashland continues to expect adjusted EBITDA for the I&S segment to be in the range of $5-$10 million during the fiscal fourth quarter.

About Ashland
Ashland Global Holdings Inc. (NYSE: ASH) is a premier global specialty chemicals company serving customers in a wide range of consumer and industrial markets, including adhesives, architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. At Ashland, we are nearly 7,000 passionate, tenacious solvers - from renowned scientists and research chemists to talented engineers and plant operators - who thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com to learn more.

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as "anticipates," "believes," "expects," "estimates," "is likely," "predicts," "projects," "forecasts," "objectives," "may," "will," "should," "plans" and "intends" and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the SEC, news releases and other written and oral communications. These forward-looking statements are based on Ashland's expectations and assumptions, as of the date such statements are made, regarding Ashland's future operating performance and financial condition, as well as the economy and other future events or circumstances. Ashland's expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the impact to the Intermediates and Solvents segment of the shutdown at the Marl, Germany manufacturing facility, the impact of Hurricane Harvey at the Texas City, Texas manufacturing facility, the impact of acquisitions and/or divestitures Ashland has made or may make, including the acquisition of Pharmachem (including the possibility that Ashland may not realize the anticipated benefits from such transactions); Ashland's substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland's future cash flows, results of operations, financial condition and its ability to repay debt); the potential that Ashland does not realize all of the expected benefits of the separation of its Valvoline business; and severe weather, natural disasters, cyber events and legal proceedings and claims (including product recalls, environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in Ashland's most recent Form 10-K (including Item 1A

Risk Factors) filed with the SEC, which is available on Ashland's website at http://investor.ashland.com or on the SEC's website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise. Information on Ashland's website is not incorporated into or a part of this news release.

FOR FURTHER INFORMATION:

Investor Relations:
Seth A. Mrozek
+1 (859) 815-3527
samrozek@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

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